Exhibit 99.1

News Release

United Royale Group Holdings Corp. enters into a Share Exchange Letter of Intent with TrueNorth Quantum Inc.

Toronto, Ontario, July 30, 2021, United Royale Group Holdings Corp. (OTC:URYL) is pleased to announce the execution of a non-binding letter of intent ("LOI") with TrueNorth Quantum Inc. ("TrueNorth"), the creator of the Northern Shield cloud platform for building institutional-grade decentralized applications for FinTech, MedTech, AgTech, and HealthTech United Royale Group Holdings Corp. ("URYL"). Pursuant to the LOI, URYL will offer to acquire all of the issued and outstanding common shares of TrueNorth on the basis of 14 common shares of URYL for each common share of TrueNorth, wherein TrueNorth will become a subsidiary of URYL (the "Transaction"). The parties are in the process of negotiating the definitive documents for and structuring the Transaction.

URYL common shares are quoted on OTC Markets' OTCQB market. The Transaction will be subject to the approval of shareholders of TrueNorth and other conditions typical of transactions of this nature. When definitive agreements between URYL and the shareholders of TrueNorth are executed, which is expected to occur shortly, TrueNorth will issue a subsequent press release containing the details of the definitive agreements and additional terms of the Transaction.

About TrueNorth Quantum Inc.

TrueNorth Quantum Inc. is the creator of the Northern Shield, an innovative, scalable, institutional-grade cloud platform that enables the rapid build and scale of decentralized applications across multiple industries. The Northern Shield Platform-as-a-Service offers advanced data security protocols and workflow management, built on a flexible microservices ecosystem. As a development partner, True North Quantum seeks opportunities to accelerate innovation, including investment in disruptive technologies we believe will change the world. Our partner acceleration model, which offers application development services, rapid prototyping, transactional revenue pricing and capital injection, enables industry disruptors to succeed, no matter where they are in their business journey.

For more information on TrueNorth Quantum Inc. click the link below:

www.truenorthquantum.com

or email: investor@truenorthquantum.com

Forward-Looking Statements

Forward-looking statements and risks and uncertainties discussed in this letter contain forward-looking statements. The words "anticipate," "believe," "estimate," "may," "intend," "expect," and similar expressions identify such forward-looking statements. Expected, actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Forward-looking statements are subject to a number of risks and uncertainties, including but not limited to, risks and uncertainties associated with, among other things, the impact of economic, competitive, and other factors affecting our operations, markets, products, and performance. The matters discussed herein should not be construed in any way, shape or manner as indicative of our future financial condition or stock price or that the intended acquisition will be consummated.